Exhibit 4.25

BLUECOMPANION Ltd
Carlyle House, Lower Ground Floor
235-237 Vauxhall Bridge Road, London,
England
SW1V 1E1 United Kingdom

Registered in England
Company Number: 9648211
VAT Number: UK 273 7423 90

M. Sam Agus

Chief Medical Officer

BIOPHYTIS SA

14 avenue de l’Opéra

75001

Paris, France

Amendment of 31 October 2019 to Service Proposal for SARA INT of 22/12/2017 (previously amended on July 20, 2018)

Preamble:

After having been informed by Biophytis about their current saving policy, Bluecompanion has accepted to receive the unpaid invoices as of October 31, 2019, also referred to as the “backlog”, as 18 flat monthly fees up from January 2020 to June 2021. Bluecompanion has also accepted to spread as flat monthly fees from January 2020 up to December 2020 the costs of the changes related to the planned protocol amendment, as presented by Dr. Samuel Agus during the teleconference held on October 3, 2019. Therefore, in the event of early termination by any reason these changes costs will be repaid as a lump sum under point 10 (decommissioning).

Proposed services (from January 1st, 2020 to June 30th, 2021)

General tasks:

•	Operating SARA INT DATA platform ensuring the technical performance and business continuity

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•	Ensuring the consistency of the project with EU and US policies and respective legislative frameworks (e.g. CFR 21 Title 11 FDA regulation, European GDPR and local regulations in the relevant countries).
•	Ensuring the SARA-DATA compliance of the whole ICT platform, eCRF and all the applications, with CFR 21 Title 11 FDA regulation and European General Data Protection Regulation (GDPR) and local regulations in the relevant countries.
•	Risk identification and mitigation strategies
•	Training activities for Investigation sites, CRO and Biophytis team

Specific services:

•	Assisting Biophytis in selecting necessary devices e.g. accelerometers and annexed communication devices as applicable
•	Provisioning of eCRF platform for SARA INT hosted on Bluecompanion Servers in a European Datacenter (September 1st, 2017 to June 2021) extended
•	Design and implementation of SARA-INT eCRF on CleanWeb® framework.
•	Support and maintenance of the entire ICT platform and users who will use SARA DATA: Users investigation centers, Biophytis team, ICON Team (DM, CRA, Biostat etc.)
•	Support the logistic management of the therapeutic units with particular reference to the interaction with the eCRF platform.
•	Interact with all SARA contractors and subcontractors as requested, in order to harmonize respective contributions and operationalize synergies in operations and expertise.
•	Assist the BIOPHYTIS Clinical Development team in establishing and validating milestone deliveries; trigger necessary technical checks and audits.
•	Attend SARA meetings, as requested
•	Harmonize contributions in ICT and solve integration issues among subcontractors, according their respective missions.
•	When needed, contribute to dissemination and communication scientific activities of SARA program (e.g. ICFSR conference, EUGMS, IAGG, Cachexia Conference etc...); Posters content and design and realization, slides and articles on SARA ICT platform.
•	Decommissioning and final operations on eCRF and platform (added)
•	Develop reports on both eCRF and Clip Data Platform needed to manage the project activities.

Contact and experts:

M. Gianluca Zia, Bluecompanion ICT Director will serve as main contact and Senior Expert for the services (gianluca.zia@bluecompanion.eu). The assigned contact person for administrative tasks will be Ms. Stefania Del Signore (administrative.office@bluecompanion.eu).

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Bluecompanion Ltd
Ing. Gianluca Zia

Signature	/s/ [ILLEGIBLE]

Acceptance of proposal

Biophytis

Signature	/s/ Stanislas Veillet

Date	13/11/2019

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